As filed with the Securities and Exchange Commission on June 21, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Otter Tail Corporation

(Exact name of registrant as specified in its charter)

Minnesota	41-0462685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496
(866) 410-8780
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George A. Koeck, Esq.

General Counsel and Corporate Secretary
Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(866) 410-8780
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary L. Tygesson, Esq.

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, Minnesota 55402
(612) 340-8753

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered (1)	per unit(2)	price(2)	registration fee

Debt Securities	$200,000,000	100%	$200,000,000	$18,400

(1)	In U.S. dollars or the equivalent thereof in a foreign denominated currency or composite currency. If any debt securities are issued with original issue discount, such greater principal amount of debt securities as shall result in an aggregate initial offering price of $200,000,000.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 21, 2002

PROSPECTUS

OTTER TAIL CORPORATION

$200,000,000
Debt Securities

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we offer and sell debt securities, we will provide a prospectus supplement containing specific information about the terms of that offering and the debt securities being offered. The prospectus supplement may also add, update or change information in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus as to any inconsistent statement. You should read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” on page 21.

     We may offer and sell the debt securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution including the names of any underwriters, agents or dealers and any related underwriting arrangements. The “Plan of Distribution” section of this prospectus also provides more information on this topic.

     This prospectus may not be used to carry out offers or sales of the debt securities unless accompanied by a prospectus supplement.

     Our principal executive office is located at 215 South Cascade Street, Box 496, Fergus Falls, Minnesota 56538-0496 and our telephone number is (866) 410-8780.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002.

Cautionary Statement Regarding Forward-Looking Statements
Otter Tail Corporation
Selected Consolidated Financial Data
Use of Proceeds
Ratios of Earnings to Fixed Charges
Description of Debt Securities
Plan of Distribution
Validity of Debt Securities
Experts
Where You Can Find More Information
PART II Information Not Required In Prospectus
Signatures
EXHIBIT INDEX
EX-1-A Form of Underwriting Agreement
EX-5-A Opinion/Consent of Dorsey & Whitney LLP
EX-12-A Calculation of Ratios of Earnings
EX-23-A-2 Consent of Deloitte & Touche LLP
EX-24-A Powers of Attorney
EX-25-A Statement of Eligibility on Form T-1
EX-99-A-1 Credit Agreement

Cautionary Statement Regarding
Forward-Looking Statements

       This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Otter Tail Corporation and its subsidiaries. Statements preceded by, followed by or that include the words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, matters described in the documents incorporated by reference in this prospectus and the following factors:

•	our ongoing involvement in diversification efforts, including our ability to integrate any businesses that we acquire;

•	the timing and scope of deregulation and open competition;

•	growth of electric revenues;

•	volatility of the energy services market;

•	impact of the investment performance of the utility’s pension plan;

•	changes in the economy;

•	governmental and regulatory action;

•	actions by rating agencies;

•	weather conditions;

•	fuel and purchased power costs;

•	environmental issues;

•	fluctuations in resin prices which may affect our plastics operations; and

•	other factors discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Future Earnings” in Exhibit 13-A to our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus.

      These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any forward-looking statement or contained in any subsequent filings by us with the SEC. All of these factors are difficult to predict and many are beyond our control. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Otter Tail Corporation

       Otter Tail Corporation and its subsidiaries have operations in 48 states and 6 Canadian provinces. Our businesses have been classified into five segments: Electric, Plastics, Health Services, Manufacturing and Other Business Operations.

•	Electric includes the production, transmission, distribution and sale of electric energy in Minnesota, North Dakota and South Dakota under the name Otter Tail Power Company. The electric utility operations have been our primary business since incorporation. Since 1990, we have diversified and made significant investments in the other segments.

•	Plastics consists of businesses producing polyvinyl chloride pipe in the Upper Midwest and Southwest regions of the United States.

•	Health Services consists of businesses involved in the sale of diagnostic medical equipment, supplies and accessories. These businesses also provide service maintenance, mobile diagnostic imaging, mobile positron emission tomography and nuclear medicine imaging, portable x-ray imaging and interim rental of diagnostic medical imaging equipment to various medical institutions located in 32 states.

•	Manufacturing consists of businesses in the following manufacturing activities: production of wind towers, frame-straightening equipment and accessories for the auto repair industry, custom plastic pallets, material and handling trays, horticultural containers, fabrication of steel products, contract machining and metal parts stamping and fabrication. These businesses are located primarily in the Upper Midwest and Utah.

•	Other Business Operations consist of businesses in electrical and telephone construction contracting, transportation, telecommunications, entertainment and energy services and natural gas marketing as well as the portion of corporate administrative and general expenses that are not allocated to other segments. These businesses operate primarily in the Upper Midwest, except for the transportation company which operates in 48 states and 6 Canadian provinces.

      Our electric operations are operated as a division of Otter Tail Corporation and our energy services and natural gas marketing operations are operated as indirect subsidiaries of Otter Tail Corporation. Substantially all the other businesses are owned by our wholly-owned subsidiary, Varistar Corporation.

      Otter Tail Corporation was incorporated in 1907 under the laws of the State of Minnesota. Our principal executive office is located at 215 South Cascade Street, Box 496, Fergus Falls, Minnesota 56538-0496 and our telephone number is (866) 410-8780. References in this prospectus to “Otter Tail Corporation,” “we,” “us” and “our” refer to Otter Tail Corporation excluding its consolidated subsidiaries unless otherwise indicated or the context otherwise requires.

Selected Consolidated Financial Data

       The selected consolidated financial data presented below are derived from our audited consolidated financial statements and related notes. This information is qualified in its entirety by and should be read together with our audited consolidated financial statements and related notes incorporated by reference in this prospectus. See “Where You Can Find More Information.”

	Year Ended December 31,

	1997	1998(2)	1999(3)(4)	2000(4)	2001

	(in thousands, except per share amounts)
Operating revenues	$399,327	$433,152	$489,244	$586,931	$654,132
Reported net income	32,346	34,520	45,295	41,042	43,603
Adjusted net income(1)	—	—	46,836	44,207	46,052
Reported basic earnings per share(5)(6)	1.29	1.36	1.75	1.59	1.69
Adjusted basic earnings per share(1)	—	—	1.82	1.72	1.79
Reported diluted earnings per share(5)(6)	1.29	1.36	1.75	1.59	1.68
Adjusted diluted earnings per share(1)	—	—	1.82	1.72	1.77
Dividends per common share(6)	0.93	0.96	0.99	1.02	1.04
Total assets	655,441	655,612	694,341	737,708	782,541
Long-term debt	189,973	181,046	180,159	195,128	227,360
Redeemable preferred	18,000	18,000	18,000	18,000	—

(1)	On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS 142 provides that goodwill and other intangible assets with indefinite useful lives should not be amortized, but tested for impairment at least on an annual basis. Intangible assets with finite useful lives will be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We determined that as of January 1, 2002 goodwill was not impaired.

Adjusted net income, basic earnings per share and diluted earnings per share for the years ended December 31, 2001, 2000 and 1999 are presented in accordance with the transitional disclosures required by SFAS 142. Adjusted net income reflects the add back of goodwill amortization, net of tax, of $2,449,000 for 2001, $3,165,000 for 2000

and $1,541,000 for 1999. Adjusted basic earnings per share reflects the add back of goodwill amortization, net of tax, of 10 cents for 2001, 13 cents for 2000 and 7 cents for 1999. Adjusted diluted earnings per share reflects the add back of goodwill amortization, net of tax, of 9 cents for 2001, 13 cents for 2000 and 7 cents for 1999. Reported net income is the same as income from continuing operations for the periods presented.

(2)	In the first quarter of 1998, we changed our method of electric revenue recognition in the States of Minnesota and South Dakota from meter-reading dates to energy-delivery dates. Basic and diluted earnings per share includes 16 cents per share related to the cumulative effect of the change in accounting principle.

(3)	During 1999 we sold radio station assets for a net gain of $8.1 million or 34 cents per share.

(4)	Restated to reflect the effects of two 2001 acquisitions accounted for under the pooling-of-interests method. The impact of the poolings on years prior to 1999 is not material.

(5)	Based on average number of shares outstanding.

(6)	Per-share data reflect the effect of a two-for-one stock split effective March 15, 2000.

Use of Proceeds

       Unless the applicable prospectus supplement indicates otherwise, we will use the net proceeds we receive from the sale of the debt securities for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment, the financing of possible acquisitions or stock repurchases. The prospectus supplement relating to a particular offering of debt securities by us will identify the use of proceeds for that offering.

Ratios of Earnings to Fixed Charges

       Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

								Three
								Months
								Ended
	Year Ended December 31,							March 31,

	1997	1998		1999		2000	2001	2001	2002

Ratios of Earnings to Fixed Charges	3.31	3.51	(a)	4.86	(b)	3.96	4.24	4.76	3.73

(a)	Excludes the cumulative effect of a change in accounting.

(b)	Includes a pre-tax gain of approximately $14.5 million from the sale of radio station assets by us in October 1999.

      For purposes of computing the ratio of earnings to fixed charges, earnings consist of consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest on long-term debt, amortization of debt expense, premium and discount, and the portion of interest expense on operating leases we believe to be representative of the interest factor.

Description of Debt Securities

General

      This section summarizes some of the general terms of the debt securities, which we may offer and sell in one or more distinct series from time to time. The prospectus supplement will describe the specific amounts, prices and other terms of the series of debt securities we are offering. The prospectus supplement also will indicate the extent, if any, to which some of the general terms may not apply to the series of debt securities being offered. If the information in the prospectus supplement with respect to the particular series of debt securities being offered differs from this prospectus, you should rely on the information contained in the prospectus supplement.

      We will issue the debt securities in one or more series under the indenture dated as of November 1, 1997 between us and U.S. Bank National Association (formerly First Trust National Association), as trustee. The indenture has been filed as an exhibit and is incorporated by reference into our registration statement which includes this prospectus. In this section, we include references in parentheses to specific sections of the indenture.

      The indenture does not limit the amount of debt securities we may issue under it at any time. We may issue additional debt securities under the indenture in one or more series from time to time with terms different from those of other debt securities already issued under the indenture.

      The following description of the material provisions of the indenture is only a summary. It is subject to and qualified in its entirety by reference to all the provisions of the indenture and the instrument under the indenture pursuant to which a particular series of debt securities will be issued, including the definitions of the terms used in the indenture and that instrument. We urge you to read the indenture because it, and not this description, defines your rights as holders of the debt securities. See “Where You Can Find More Information” for information on how to obtain copies of the indenture and the documents related to a particular series of debt securities issued under the indenture.

Ranking

      The debt securities will be unsecured and unsubordinated obligations of Otter Tail Corporation and will rank equally and ratably with our other current and future unsecured and unsubordinated debt. As of March 31, 2002, we had approximately $179.3 million of debt that would have ranked equally with the debt securities offered by this prospectus, including $50 million of debt securities outstanding under the indenture. The debt securities will be effectively subordinated to all of our secured debt (as to the collateral pledged to secure this debt), including our outstanding first mortgage bonds, totaling $45.5 million at March 31, 2002. In addition, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt and other obligations at the subsidiary level because, as the common shareholder of our direct and indirect subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. As of March 31, 2002, our subsidiaries had approximately $29.1 million of aggregate outstanding debt.

Terms

      The prospectus supplement, including any separate pricing supplement, relating to a series of debt securities being offered will describe the following terms, which will be established by us under the indenture pursuant to a supplemental indenture, a board resolution or an officer’s certificate:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the person or persons to whom interest on the offered debt securities will be payable if other than the persons in whose names the debt securities are registered;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates, which may be fixed or variable, and/or the method of determination of the rate or rates at which the offered debt securities will bear interest, if any;

•	the date or dates from which interest, if any, will accrue, the interest payment dates on which interest will be payable and the regular record date for any interest payable on any interest payment date;

•	the place or places where:

—	the principal of or any premium or interest on the offered debt securities will be payable;

—	registration of transfer may be effected;

—	exchanges may be effected; and

—	notices and demands to or upon us may be served;

•	the security registrar for the offered debt securities and, if such is the case, that the principal of the offered debt securities will be payable without presentment or surrender thereof;

•	the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of the offered debt securities may be redeemed, in whole or in part, at our option;

•	our obligation or obligations, if any, to redeem or purchase any of the offered debt securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of the offered debt securities will be redeemed or purchased, in whole or in part, pursuant to that obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the holder;

•	the denominations in which the offered debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the currency of the United States, the currency or currencies, including composite currencies, in which payment of the principal of and any premium and interest on the offered debt securities will be payable;

•	if the principal of or any premium or interest on any of the offered debt securities will be payable, at the election of us or the holder, in a coin or currency other than in which the offered debt securities are stated to be payable, the period or periods within which and the terms and conditions upon which, the election will be made;

•	if the principal of or any premium or interest on the offered debt securities will be payable, or will be payable at the election of us or a holder, in securities or other property, the type and amount of securities or other property, or the formula or other method or other means by which the amount will be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	if the amount of payment of principal of or any premium or interest on the offered debt securities may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which the amounts will be determined;

•	if other than the principal amount of the offered debt securities, the portion of the principal amount of the offered debt securities which will be payable upon declaration of acceleration of the maturity;

•	any addition to the Events of Default applicable to the offered debt securities and any addition to our covenants for the benefit of the holders of the offered debt securities;

•	the terms, if any, pursuant to which the offered debt securities may be converted into or exchanged for shares of capital stock or other securities of Otter Tail Corporation or any other person;

•	the obligations or instruments, if any, which will be considered to be eligible obligations for the offered debt securities denominated in a currency other than U.S. dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of our indebtedness in respect of the debt securities after the satisfaction and discharge thereof;

•	if the offered debt securities will be issued in global form, any limitations on the rights of the holder to transfer or exchange the same or obtain the registration of transfer and to obtain certificates in definitive form in lieu of temporary form, and any and all other matters incidental to such debt securities;

•	if the offered debt securities will be issuable as bearer securities;

•	any limitations on the rights of the holders of the offered debt securities to transfer or exchange the debt securities or to obtain the registration of transfer, and if a service charge will be made for the registration of transfer or exchange of the offered debt securities, the amount or terms thereof;

•	any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to the offered debt securities; and

•	any other terms of the offered debt securities, or any tranche thereof, not inconsistent with the provisions of the indenture. (Section 301)

      Although debt securities offered by this prospectus will be issued under the indenture, there is no requirement that we issue future debt securities under the indenture. Accordingly, we may use other indentures or documentation containing different provisions in connection with future issuances of our debt.

      We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to those debt securities will describe the federal income tax consequences and other special considerations applicable to them. In addition, if we issue any debt securities denominated in foreign currencies or currency units, the prospectus supplement relating to those debt securities will also describe any federal income tax consequences and other special considerations applicable to them.

      The indenture does not contain covenants or other provisions designed to afford holders of debt securities protection in the event of a highly-leveraged transaction or change of control involving us. If this protection is provided for the offered debt securities, we will describe the applicable provisions in the prospectus supplement relating to those debt securities.

Form, Exchange and Transfer

      Unless the applicable prospectus supplement specifies otherwise, we will issue the debt securities only in fully registered form without interest coupons and in denominations of $1,000 and integral multiples of $1,000. (Sections 201 and 302)

      At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of any series will be exchangeable for other debt securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305)

      Subject to the terms of the indenture and the limitations applicable to global securities, holders may present debt securities for exchange as provided above and for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless the applicable prospectus supplement indicates otherwise, no service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge associated with the transfer or exchange. Debt securities presented or surrendered for registration of transfer or exchange must (if so required by us, the trustee or the security registrar) be duly endorsed or accompanied by an executed written instrument of transfer in form satisfactory to us, the trustee or the security registrar. (Section 305) Any transfer agent (in addition to the security registrar) initially designated by us for the offered debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. We are required to maintain a transfer agent in each place of payment for the debt securities of a particular series. We may maintain an office that performs the functions of the transfer agent. (Section 602) Unless the applicable prospectus supplement specifies otherwise, the trustee will act as security registrar and transfer agent with respect to each series of debt securities offered by this prospectus.

      We will not be required to execute or register the transfer or exchange of debt securities, or any tranche thereof, during a period of 15 days preceding the notice to be given identifying the debt securities called for redemption, or any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part. (Section 305)

      If a debt security is issued as a global security, only the depositary or its nominee as the sole holder of the debt security will be entitled to transfer and exchange the debt security as described in this prospectus under “Global Securities.”

Payment and Paying Agent

      Unless the applicable prospectus supplement indicates otherwise, we will pay interest on the offered debt securities on any interest payment date to the person in whose name the debt security is registered at the close of business on the regular record date. (Section 307)

      Unless the applicable prospectus supplement indicates otherwise, we will pay the principal of and any premium and interest on the offered debt securities at the office of the paying agent or paying agents as we may designate for that purpose from time to time. Unless the applicable prospectus supplement indicates otherwise, the corporate trust office of the trustee in New York, New York will be our sole paying agent for payment for each series of debt securities. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We are required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 602)

      Any moneys deposited by us with the trustee or any paying agent for the payment of the principal of or any premium or interest on any offered debt securities which remain unclaimed at the end of two years after the applicable payment has become due and payable will be paid to us. The holder of that debt security, as an unsecured general creditor and not as a holder, thereafter may look only to us for the payment. (Section 603)

Redemption

      Any terms for the optional or mandatory redemption of the offered debt securities will be set forth in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to debt securities that are redeemable at the option of the holder, the offered debt securities will be redeemable only upon notice by mail not less than 30 days nor more than 60 days prior to the redemption date. If less than all the debt securities of a series, or any tranche thereof, are to be redeemed, the particular debt securities to be redeemed will be selected by the securities registrar by the method as provided for the particular series, or in the absence of any such provision, by such method of random selection as the security registrar deems fair and appropriate. (Sections 403 and 404)

      Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the redemption date, of money sufficient to pay the principal of and any premium and interest on the offered debt securities. If sufficient money has not been so received, the notice will be of no force and effect and we will not be required to redeem the debt securities. (Section 404)

Consolidation, Merger, Conveyance or other Transfer

      Under the terms of the indenture, we may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the corporation formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture. (Section 1101)

Events of Default

      Each of the following will constitute an “Event of Default” under the indenture with respect to any series of debt securities:

•	failure to pay any interest on any debt securities of that series within 60 days after the same becomes due and payable;

•	failure to pay principal of or premium, if any, on any debt securities of that series within three business days after the same becomes due and payable;

•	failure to perform or breach of any of our other covenants or warranties in the indenture (other than a covenant or warranty in the indenture solely for the benefit of a series of debt securities other than that series) for 60 days after written notice to us by the trustee, or to us and the trustee by the holders of at least 33% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	the occurrence of events of bankruptcy, insolvency or reorganization relating to us; and

•	any other Event of Default specified in the applicable prospectus supplement with respect to debt securities of a particular series. (Section 801)

      An Event of Default with respect to a series of debt securities may not necessarily constitute an Event of Default with respect to debt securities of any other series issued under the indenture.

      If an Event of Default with respect to any series of debt securities occurs and is continuing, then either the trustee or the holders of not less than 33% in principal amount of the outstanding debt securities of that series may declare the principal amount (or if the debt securities of that series are original issue discount securities, such portion of the principal amount thereof as may be specified in the applicable prospectus supplement) of all of the debt securities of that series to be due and payable immediately. However, if an Event of Default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding securities of all such series, considered as one class, may make the declaration of acceleration and not the holders of the debt securities of any one of such series. (Section 802) There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

      Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder has offered to the trustee reasonable security or indemnity. (Section 903) Subject to the provisions of the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have this right, and not the holders of any one series of debt securities. (Section 812)

      No holder of debt securities of any series will have any right to institute any proceeding related to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	the holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of that series;

•	the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee, and offered reasonable indemnity to the trustee, to institute the proceeding as trustee; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after the notice, request and offer. (Section 807)

      Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indenture, the holder of any debt security will have the right, which is absolute and unconditional, to receive payment of the principal, premium, if any, and interest on that debt security and to institute suit for enforcement of any payment, and that right will not be impaired without consent of that holder. (Section 808)

      We will be required to furnish to the trustee annually, not later than October in each year, a statement by an appropriate officer as to the officer’s knowledge of our compliance with all conditions and covenants under the indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the indenture. (Section 606)

Right to Cure

      At any time after the declaration of acceleration with respect to a series of debt securities has been made but before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and the declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

—	all overdue interest, if any, on all debt securities of that series;

—	the principal of and premium, if any, on any debt securities of that series which have become due otherwise than by that declaration of acceleration and interest thereon at the rate or rates prescribed in the debt securities;

—	interest upon overdue interest, if any, at the rate or rates prescribed in the debt securities, to the extent payment of that interest is lawful; and

—	all amounts due to the trustee under the indenture; and

•	any other Event of Default with respect to the debt securities of that series, other than the non-payment of the principal of the debt securities of that series which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture. (Section 802)

Modification and Waiver

      Without the consent of any holder of debt securities, we and the trustee may enter into one or more supplemental indentures to the indenture for any of the following purposes:

•	to evidence the assumption by any permitted successor to us of our covenants under the indenture and the debt securities; or

•	to add to our covenants or other provisions for the benefit of the holders of all or any series of outstanding debt securities or to surrender any right or power conferred upon us by the indenture; or

•	to add any additional Events of Default with respect to all or any series of outstanding debt securities; or

•	to change or eliminate any provision of the indenture or to add any new provision to the indenture, provided that if the change, elimination or addition will adversely affect the interests of the holders of any series of debt securities in any material respect, that change, elimination or addition will become effective with respect to that series only when the consent of the holders of that series so affected has been obtained or when there is no outstanding debt security of that series under the indenture; or

•	to provide collateral security for the debt securities; or

•	to establish the form or terms of any series of debt securities as permitted by the indenture; or

•	to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for giving of notice to, and the solicitation of the vote or consent of, the holders thereof and for any and all other matters incidental thereto; or

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee under the indenture with respect to debt securities of one or more series and to add or to change any of the provisions of the indenture as will be necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee; or

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities; or

•	to change any place where:

—	the principal of and any premium and interest on any debt securities will be payable;

—	any debt securities may be surrendered for registration of transfer or exchange; and

—	notices and demands to or upon us in respect of the debt securities and indenture may be served; or

•	to cure any ambiguity, to correct or supplement any defective or inconsistent provision or to make or change any other provisions with respect to matters and questions arising under the indenture, provided that action does not adversely affect the interests of the holders of debt securities of any series in any material respect. (Section 1201)

      The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some restrictive provisions of the indenture. (Section 607) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default:

•	in the payment of principal, premium or interest; and

•	related to certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Section 813)

      Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture or the incorporation of additional provisions or so as to permit changes to, or the elimination of provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1201)

      Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of the indenture pursuant to one or more supplemental indentures. However, if less than all of the series of outstanding debt securities are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding debt securities of all series so directly affected, considered as one class, will be required. Further, if the debt securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all tranches so directly affected, considered as one class, will be required.

      Without the consent of each holder of debt securities affected by the modification, no supplemental indenture may:

•	change the stated maturity of the principal of or any installment of principal of or interest on, any debt security; or

•	reduce the principal amount of the debt security; or

•	reduce the rate of interest on the debt security (or the amount of any installment of interest thereon) or change the method of calculating the rate; or

•	reduce any premium payable upon redemption of the debt security; or

•	reduce the amount of the principal of any original issue discount security that would be due and payable upon a declaration of acceleration of maturity; or

•	change the coin or currency (or other property) in which any debt security or any premium or the interest thereon is payable; or

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities of any series, or any tranche thereof, the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify certain of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, or any tranche thereof.

      A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities or one or more tranches thereof, or modifies the rights of the holders of debt securities of that series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the debt securities of any other series or tranche. (Section 1202)

      The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture as of any date, or whether or not a quorum is present at a meeting of holders:

•	debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of such other obligor (unless we, the affiliate or the obligor own all securities outstanding under the indenture, or all outstanding debt securities of each such series and each such tranche, as the case may be, determined without regard to this clause) will be disregarded and deemed not to be outstanding;

•	the principal amount of an original issue discount security that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof as provided in the indenture; and

•	the principal amount of a debt security denominated in one or more foreign currencies or a composite currency that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of the debt security (or, in the case of a debt security described in second bullet above, of the amount described in that clause). (Section 101)

      If we solicit from holders any request, demand, authorization, direction, notice, consent, election, waiver or other act, we may, at our option, by board resolution, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other act. If a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other act may be given before or after that record date, but only the holders of record at the close of business on the record date will be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, direction, waiver or other act, and for that purpose the outstanding debt securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt security and the holder of every debt security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Section 104)

Defeasance

      Unless the applicable prospectus supplement otherwise indicates, any debt securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture, and, at our election, our entire indebtedness in respect of the debt securities will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the trustee or any paying agent (other than us), in trust: (a) money in an amount which will be sufficient, or (b) eligible obligations (as described below), which do not contain provisions permitting the redemption or other prepaying at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with money, if any, deposited with or held by the trustee or the paying agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and any premium and interest due and to become due on the debt securities or portions thereof. (Section 701)

      For this purpose, unless the applicable prospectus supplement otherwise indicates, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (Section 101)

Resignation of Trustee

      The trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of the outstanding debt securities of a series. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders of a majority in principal amount of the outstanding debt securities, if we have delivered to the trustee a board resolution appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Section 910)

Notices

      Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

Title

      We, the trustee and any agent of ours or the trustee may treat the person in whose name a debt security is registered as the absolute owner (whether or not the debt security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the law of any other jurisdiction is mandatorily applicable. (Section 112)

Limitation on Suits

      The indenture limits a holder’s right to institute any proceeding with respect to the indenture, the appointment of a receiver or trustee, or for any other remedy under the indenture. (Section 807)

Maintenance of Properties

      A provision in the indenture provides that we will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements, all as, in our judgment, may be necessary so that the business carried on in connection therewith may be properly conducted. However, nothing in this provision will prevent us from discontinuing, or causing the discontinuance of the operation and maintenance of any of our properties if the discontinuance is, in our judgment, desirable in the conduct of our business. (Section 605)

Concerning the Trustee

      U.S. Bank National Association, the trustee under the indenture, acts as agent for participants in our Automatic Dividend Reinvestment and Share Purchase Plan. In the ordinary course of business, U.S. Bank National Association and its affiliates have engaged, and may in the future engage, in commercial or investment banking transactions with us and our affiliates. U.S. Bank National Association is also the trustee under our first mortgage bond indenture.

Global Securities

      We may issue the debt securities, in whole or in part, in the form of one or more global securities, which will have an aggregate principal amount equal to that of the debt securities represented thereby.

      Unless it is exchanged in whole or in part for the individual debt securities it represents, a global security may be transferred only as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

      We will describe the specific terms of the depositary arrangement related to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

      Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement and will be deposited with the depositary or its nominee or a custodian. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters as may be provided in the indenture.

      As long as the depositary, or its nominee, is the registered holder of the global security, the depositary or nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the global security or any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered to be the owners or holders under the indenture relating to those debt securities.

      All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing these debt securities. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

      Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, which institutions we refer to as the participants, and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary and its participants. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the trustee nor any of our or the trustee’s agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to beneficial interests.

Plan of Distribution

       We may sell the debt securities:

•	through underwriters or dealers;

•	directly to other purchasers;

•	through agents; or

•	through some combination of these methods.

      The applicable prospectus supplement will describe the terms of the offering of any debt securities, including the name or names of any underwriters, dealers or agents, the initial public offering price of the offered securities and the net proceeds to us from the sale, including any underwriting commissions, discounts or concessions allowed or reallowed or paid to dealers or other items constituting underwriters’ compensation.

Underwriters

      If underwriters are used in the sale, the offered debt securities will be acquired by the underwriters for their own account pursuant to an underwriting agreement with us and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless the applicable prospectus supplement specifies otherwise, the obligations of the underwriters to purchase the offered debt securities will be subject to some conditions. The underwriters will be obligated to purchase all the offered debt securities if any of the securities are purchased. Underwriters may sell debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Any initial public offering price and any underwriting commissions or other items constituting underwriters’ compensation, including discounts or concessions allowed or reallowed or paid to dealers, may be changed from time to time.

Dealers

      If a dealer is used in the sale of any offered debt securities, we will sell those debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Agents

      We may also sell offered debt securities through agents. Unless the prospectus supplement indicates otherwise, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Direct Sales

      We may also directly sell offered debt securities to purchasers. In this case, no underwriters, dealers or agents would be involved in the offer and sale.

General Information

      Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

      Under agreements entered into with us, agents and underwriters who participate in the distribution of the offered debt securities may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act, or to contribution regarding payments that the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

      The offered debt securities will be a new issue of securities with no established trading market. Unless the applicable prospectus supplement otherwise indicates, the debt securities are not expected to be listed on any securities exchange. Any underwriters or agents to or through whom we sell the debt securities for public offering and sale may make a market in the debt securities. The underwriters or agents are not obligated to make a market in the offered debt securities and may discontinue market making at any time without notice. We cannot predict the liquidity of the trading market for any debt securities.

      In connection with an offering of our debt securities, underwriters, dealers or agents may purchase and sell them in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of some bids or purchases for the purpose of preventing or slowing a decline in the market price of the debt securities, and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. Underwriters may also impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers who sell securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time without notice. These transactions may be effected on any securities exchange on which the debt securities may be listed, in the over-the-counter market or otherwise.

Validity of Debt Securities

       The validity of the debt securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP.

Experts

       The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon that report given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

       We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

      The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2001;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

•	our Current Report on Form 8-K filed on June 20, 2002.

      We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement and after the date of this prospectus until we sell all of the debt securities offered by this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

      You can obtain a copy of any documents which are incorporated by reference in this prospectus or prospectus supplement, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at:

Shareholder Services

Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
1-800-664-1259

      You should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not offering to sell the debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II

Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

      The expenses in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, are:

SEC registration fee	$18,400
Legal fees and expenses	75,000
Printing and engraving expenses	20,000
Accountants’ fees and expenses	15,000
Rating agency fees and expenses	70,000
Blue Sky expenses (including legal fees)	5,000
Trustee’s fees and expenses	5,500
Miscellaneous expenses	6,100

Total	$215,000

All of the above amounts, other than the SEC registration fee, are estimates.

Item 15. Indemnification of Directors and Officers

      Minnesota Statutes Section 302A.521 contains detailed provisions for indemnification of directors and officers of domestic or foreign corporations under certain circumstances and subject to certain limitations.

      Article VIII of the Bylaws of Otter Tail Corporation contains provisions for indemnification of its directors and officers consistent with the provisions of Minnesota Statutes, Section 302A.521.

      Article X of the Restated Articles of Incorporation of Otter Tail Corporation provides that a director shall not be liable to Otter Tail Corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Otter Tail Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction for which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said Article X became effective.

      Otter Tail Corporation has obtained insurance policies indemnifying Otter Tail Corporation and the directors and officers of Otter Tail Corporation against certain civil liabilities and related expenses.

      Reference is made to Section 6 of the form of Underwriting Agreement filed as Exhibit 1-A hereto for a description of the proposed indemnification arrangements relating to an offering of debt securities.

Item 16. List of Exhibits

Previously Filed

Number	File No.	As Exhibit No.	Description

1-A			— Form of Underwriting Agreement for Debt Securities
4-D-1	Form 8-K dated 11/18/97	4-D-11	— Indenture (For Unsecured Debt Securities) dated as of November 1, 1997 between the Company and U.S. Bank National Association (formerly First Trust National Association), as Trustee
4-D-2*			— Form of supplemental indenture or other instrument establishing the issuance of one or more series of debt securities (including the form of debt security)
5-A			— Opinion of Dorsey & Whitney LLP
12-A			— Calculation of Ratios of Earnings to Fixed Charges
23-A-1			— Consent of Dorsey & Whitney LLP (included in Exhibit 5-A)
23-A-2			— Consent of Deloitte & Touche LLP
24-A			— Powers of Attorney
25-A			— Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association, as Trustee under the Indenture (For Unsecured Debt Securities)
99-A-1			— Credit Agreement dated as of April 30, 2002 among Otter Tail Corporation, the Banks, as defined herein, and U.S. Bank National Association, as a Bank and as Agent

*	To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described above under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent,, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fergus Falls, State of Minnesota, on June 21, 2002.

OTTER TAIL CORPORATION

By	/s/ KEVIN G. MOUG

Kevin G. Moug
Chief Financial Officer and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 21, 2002.

* John D. Erickson	President and Chief Executive Officer (principal executive officer)

/s/ KEVIN G. MOUG Kevin G. Moug	Chief Financial Officer and Treasurer (principal financial and accounting officer)

* John C. MacFarlane	Chairman of the Board and Director

* Thomas M. Brown	Director

* Dennis R. Emmen	Director

* Maynard D. Helgaas	Director

* Arvid R. Liebe	Director

* Kenneth L. Nelson	Director

* Nathan I. Pertain	Director

* Gary J. Spies	Director

* Robert N. Spolum	Director

*By /s/ GEORGE A. KOECK George A. Koeck Pro Se and Attorney-in-Fact

EXHIBIT INDEX

Previously Filed

Number	File No.	As Exhibit No.	Description

1-A			— Form of Underwriting Agreement for Debt Securities
4-D-1	Form 8-K dated 11/18/97	4-D-11	— Indenture (For Unsecured Debt Securities) dated as of November 1, 1997 between the Company and U.S. Bank National Association (formerly First Trust National Association), as Trustee
4-D-2*			— Form of supplemental indenture or other instrument establishing the issuance of one or more series of debt securities (including the form of debt security)
5-A			— Opinion of Dorsey & Whitney LLP
12-A			— Calculation of Ratios of Earnings to Fixed Charges
23-A-1			— Consent of Dorsey & Whitney LLP (included in Exhibit 5-A)
23-A-2			— Consent of Deloitte & Touche LLP
24-A			— Powers of Attorney
25-A			— Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association, as Trustee under the Indenture (For Unsecured Debt Securities)
99-A-1			— Credit Agreement dated as of April 30, 2002 among Otter Tail Corporation, the Banks, as defined herein, and U.S. Bank National Association, as a Bank and as Agent

*	To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act.